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                                                                   EXHIBIT 4.1


                            NAM TAI ELECTRONICS, INC.

                         AMENDMENT TO WARRANT AGREEMENT

     THIS AMENDMENT (the "Amendment"), dated as of April 1, 2000, is agreed to between Nam Tai Electronics, Inc., a British Virgin Islands international business company (the "Company"), and U.S. Stock Transfer Corporation, as warrant agent (the "Warrant Agent").

WHEREAS, the Company and the Warrant Agent entered into a warrant agreement dated November 24, 1997 (the "Warrant Agreement");

WHEREAS , the Company desires to amend the Warrant Agreement to extend the expiration date of the Warrants from November 24, 2000 to November 24, 2002;

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties agree as follows:

1.   Section 2.1 of the Warrant Agreement be amended to read as follows:

     Each Warrant shall entitle the registered holder of the certificate representing such Warrant to purchase at the Warrant Price therefor one Common Share, subject to the adjustments provided for in Section 9 hereof, at any time prior to 5:00 p.m. Eastern time on November 24, 2002.

2. That the Warrant Agent be authorized to modify the Warrant certificates to reflect the changes of this Amendment.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed, as of the day and year first above written:

     NAM TAI ELECTRONICS, INC.                U.S. STOCK TRANSFER CORPORATION



     By:  /s/ Tadao Murakami                   By:  /s/ Enrique Artaza
        -----------------------------              ------------------------
          Tadao Murakami                            Enrique Artaza
          Chairman                                  Senior Vice President